EXHIBIT 99.1

CONTACT:	Joseph P. Bellino
Vice President and Chief Financial Officer
(310) 513-7211

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 27, 2008

LOS ANGELES, California (October 27, 2008) – Ducommun Incorporated (NYSE: DCO) today reported results for its third quarter ended September 27, 2008.

Sales for the third quarter of 2008 were $100.9 million, up 7% compared to $94.7 million for the third quarter of 2007. Net income for the third quarter of 2008 increased 7% to $6.3 million, or $0.59 per diluted share, compared to net income of $5.8 million, or $0.55 per diluted share, for the comparable period last year.

The sales increase for the third quarter of 2008 from the same period last year was primarily due to an increase in commercial sales. The Company’s mix of business in the third quarter of 2008 was approximately 56% military, 41% commercial and 3% space, compared to 60% military, 38% commercial and 2% space in the third quarter of 2007.

Gross profit dollars increased slightly in the third quarter 2008 as compared to the comparable period last year. Gross profit, as a percentage of sales, was 20.6% in the third quarter of 2008, compared to 21.7% in the third quarter of 2007. The gross profit margin percentage decrease was primarily attributable to lower operating performance at Ducommun Technologies, Inc. (DTI). Selling, general and administrative (SG&A) expenses decreased slightly to $11.5 million, or 11.4% as a percentage of sales, in the third quarter of 2008 as compared to $11.8 million, or 12.5% as a percentage of sales, in the third quarter of 2007.

The net income increase of 7% for the third quarter of 2008 compared to the third quarter of 2007 was primarily due to the reasons stated above and lower interest expense, which were partially offset by a higher effective tax rate. The Company’s effective tax rate for the third quarter of 2008 was 30.3%, compared to 27.7% in the third quarter of 2007.

Sales for the first nine months of 2008 increased 10% to $302.4 million, compared to $273.8 million for the first nine months of 2007. Net income increased 22% for the first nine months of 2008 to $17.3 million, or $1.63 per diluted share, compared to net income of $14.2 million, or $1.36 per diluted share, for the comparable period last year.

The sales increase of 10% for the first nine months of 2008 was due to growth in both military and commercial sales. The Company’s mix of business in the first nine months of 2008 was approximately 58% military, 40% commercial and 2% space, compared to 61% military, 37% commercial and 2% space in the first six months of 2007.

Gross profit dollars in the first nine months of 2008 increased to $63.4 million from $58.8 million a year ago. Gross profit, as a percentage of sales, was 21.0% in the first nine months of 2008 and 21.5% in the first nine months of 2007. The gross profit margin decrease was primarily attributable to lower operating performance at DTI, partially offset by an improvement in operating performance at Ducommun AeroStructures, Inc. SG&A expenses were down slightly at $35.9 million, or 11.9% as a percentage of sales, in the first nine months of 2008 as compared to $36.2 million, or 13.2% as a percentage of sales, in the first nine months of 2007.

The net income increase of 22% in the first nine months of 2008 from the first nine months of 2007 was primarily due to the reasons stated above and lower interest expense, partially offset by a higher effective tax rate. The Company’s effective tax rate for the first nine months of 2008 was 34.6%, compared to 30.9% in the first nine months of 2007. The Company expects to record, in its fourth quarter, the benefit of R&D tax credits resulting from legislation enacted in October 2008. The R&D tax credit will effectively lower the Company’s 2008 fourth quarter and full year tax rate. The current legislation extends R&D tax credits through December 2009.

Joseph C. Berenato, chairman and chief executive officer stated, “Ducommun turned in its strongest quarterly financial performance in the 159 year history of our Company despite the events of the past several months in the financial markets and the onset of the Boeing machinist strike in early September. Even so, Ducommun cannot stand immune from the events taking place in the global economy. We expect to see some softening of military revenue as the reduced tempo of overall activity in the Middle East moderates our Apache build rate, and the effect of the on-going Boeing strike impacts our commercial revenue in the short-term.”

Mr. Berenato continued, “Nonetheless, we continue to win new programs and believe that commercial build rates will remain strong for the foreseeable future. Despite some softening in our markets, we believe that Ducommun will continue to post positive internal growth as we look for compatible acquisitions to enhance our capabilities and to make us more important to our key customers.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer and Joseph P. Bellino, the Company’s vice president and chief financial officer will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-713-8567 (international 617-597-5326) approximately ten minutes prior to the conference time stated above. The participant passcode is 76789510. Mr. Berenato and Mr. Bellino will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson Reuters and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available until November 3, 2008 from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 27, 2008 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Sales and Service Revenues:
Product sales	$86,299	$80,509	$259,200	$231,379
Service revenues	14,557	14,156	43,179	42,442

Total	100,856	94,665	302,379	273,821

Operating Costs and Expenses:
Cost of product sales	68,462	62,748	204,435	181,392
Cost of service revenues	11,571	11,387	34,537	33,628
Selling, general & administrative expenses	11,484	11,831	35,942	36,191

Total	91,517	85,966	274,914	251,211

Operating Income	9,339	8,699	27,465	22,610
Interest Expense	(355)	(628)	(948)	(2,045)
Income Tax Expense	(2,720)	(2,239)	(9,170)	(6,362)

Net Income	$6,264	$5,832	$17,347	$14,203

Earnings Per Share:
Basic earnings per share	$0.59	$0.56	$1.64	$1.37
Diluted earnings per share	0.59	0.55	1.63	1.36
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,578	10,409	10,567	10,357
Diluted	10,693	10,560	10,671	10,440

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 27, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	20,170	31,571
Accounts receivable, less allowance for doubtful accounts	49,974	39,226
Unbilled receivables	5,910	5,615
Inventories	79,891	67,769
Deferred income taxes	7,043	7,727
Other current assets	6,590	5,328

Total Current Assets	169,578	157,236
Property and Equipment, Net	58,560	56,294
Goodwill, Net	106,632	106,632
Other Assets	11,021	12,314

	$345,791	$332,476

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$2,864	$1,859
Accounts payable	29,692	33,845
Accrued liabilities	42,411	43,829

Total Current Liabilities	74,967	79,533
Long-Term Debt, Less Current Portion	21,029	23,892
Deferred Income Taxes	6,534	5,584
Other Long-Term Liabilities	10,411	9,416

Total Liabilities	112,941	118,425

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	106	105
Additional paid-in-capital	55,705	53,444
Retained earnings	178,746	162,192
Accumulated other comprehensive loss	(1,707)	(1,690)

Total Shareholders’ Equity	232,850	214,051

	$345,791	$332,476